Exhibit 2

June 1, 2012

Verizon Communications Inc.
140 West Street, 29th Floor
New York, New York 10007
Attention:	John W. Diercksen
Executive VP — Strategy, Development and Planning

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among HUGHES Telematics, Inc., a Delaware corporation (the “Company”), Verizon Communications Inc., a Delaware corporation (“Parent”), and Verizon Telematics Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”). Capitalized terms used herein without definition shall have the respective meaning ascribed to them in the Merger Agreement.

As an inducement for Parent and Sub to enter into the Merger Agreement and to perform their obligations thereunder, the undersigned stockholders of the Company (the “Stockholders”) hereby agree as follows:

1.             Takeover Proposals.  At all times during the period commencing on the date hereof and continuing until the termination of this letter agreement, the Stockholders shall not, nor shall they authorize or knowingly permit any of their respective Representatives to, directly or indirectly, take any action that would constitute (or would be deemed to constitute) a breach of the Company’s obligations under Section 5.2(a) of the Merger Agreement, if such provision applied to the Stockholders.  For purposes of this Section 1, none of the Company, its Subsidiaries or any other Representatives of the Company (in their capacities as such, but in no other capacity) shall be deemed “Representatives” of the Stockholders in determining whether any breach (or deemed breach) of Section 5.2(a) of the Merger Agreement has occurred.  Notwithstanding anything to the contrary in this Agreement, at any time the Company is permitted to take the actions set forth in Section 5.2(b) of the Merger Agreement with respect to a Takeover Proposal, each Stockholder and its Representatives shall be free to participate in any discussions or negotiations regarding such Takeover Proposal with the Person making such Takeover Proposal, to the same extent and upon the same terms and conditions as the Company is permitted to take such actions pursuant to Section 5.2(b) of the Merger Agreement; provided that none of the Stockholders has materially breached this Section 1.  At all times during the period commencing on the date hereof and continuing until the termination of this letter agreement, the Stockholders shall (i) promptly (and in any event within 24 hours following receipt) notify Parent orally and in writing if any of the Stockholders or any of their respective Representatives receives any Takeover Proposal, any request for information that would reasonably be expected to lead to a Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to, any Takeover Proposal, such notice to include a summary of the material terms and conditions of such Takeover Proposal, request or inquiry (including a copy, if made in writing), and the identity of the Person making any such Takeover Proposal, request or inquiry and (ii) keep Parent reasonably informed on a current basis of the status and terms of any such Takeover Proposal, request or inquiry, any material modifications to the terms thereof and any other material developments related thereto, to the extent that such information has not been provided to Parent by the Company or has been requested by Parent directly from the Stockholders.  It is acknowledged that the Stockholders shall be permitted to inform the Company of the receipt of any Takeover Proposal or any request for information that would reasonably be expected to lead to a Takeover Proposal upon receipt thereof and to share with the Company all facts and written communications relating thereto.

2.             Termination.  This letter agreement and the obligations of the parties hereunder shall automatically terminate upon the earlier to occur of the termination of the Merger Agreement in accordance with its terms and the Effective Time; provided, however, that no such termination shall relieve any party hereto from any liability or damages incurred or suffered by any other party, to the extent such liabilities or damages were the result of the willful and material breach by such first party of any of its obligations set forth in this letter agreement.

3.             Miscellaneous.

(a)           Notices.  Except for notices that are specifically permitted by the terms of this letter agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given personally, by facsimile or other electronic image scan transmission (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)            if to Parent, to:

Verizon Communications Inc.
One Verizon Way
Basking Ridge, NJ 07920-1097
Fax: 908-766-3813
Attention:	William L. Horton, Jr., Esq.
Senior Vice President and Deputy General Counsel

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York  10022

Fax:  212-909-6836

Attention:	Jeffrey R. Rosen
William D. Regner

(ii)           if to the Stockholders, to:

Apollo Management V, L.P. 9

West 57th Street, 43rd Floor New

York, New York 10019 Fax:

646-607-0539

Attention: John Suydam

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Fax:  (212) 757-3990

Attention:  John M. Scott

Notices shall be deemed given upon receipt.

(b)           Amendment; Waiver.  This letter agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any agreement on the part of a party to extend the time for the performance of any of the obligations or other acts of the other parties hereunder or to waive compliance with any of the agreements or conditions contained herein shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this letter agreement to assert any of its rights under this letter agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this letter agreement of any of its rights under this letter agreement preclude any other or further exercise of such rights or any other rights under this letter agreement.

(c)           Interpretation.  When a reference is made in this letter agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this letter agreement unless otherwise indicated.  The headings contained in this letter agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this letter agreement.  Whenever the words “include”, “includes” or “including” are used in this letter agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this letter agreement shall refer to this letter agreement as a whole and not to any particular provision of this letter agreement.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  All terms defined in this letter agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this letter agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  This letter agreement is the product of negotiation by the parties having the assistance of counsel and other advisers.  It is the intention of the parties that this letter agreement not be construed more strictly with regard to one party than with regard to the others.

(d)           Counterparts.  This letter agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission).

(e)           Governing Law.  THIS LETTER AGREEMENT OR ANY CLAIMS ARISING UNDER OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

(f)            Specific Enforcement.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for such damage.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State and County of New York without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(g)           Consent to Jurisdiction.  Each of the parties hereto (i) hereby irrevocably and unconditionally consents to submit to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware and, if under applicable Law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State and County of New York, in the event any dispute arises out of this letter agreement or any of the transactions contemplated by this letter agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any Action relating to this letter agreement or any of the transactions contemplated by this letter agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State and County of New York, (iv) hereby appoints CT Corporation as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in any such Action or proceeding, (v) consents to service of process being made by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 3(a) or to the party to be served in care of CT Corporation at the address and in the manner provided for the giving of notices in Section 3(a) and (vi) agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.  Nothing in this Section 3(g) shall affect the right of any party to serve legal process in any other manner permitted by law or at equity.

(h)           Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this letter agreement, by, among other things, the mutual waiver and certifications in this Section 3(h).

(i)            Stockholder Capacity.  Notwithstanding anything to the contrary contained in this letter agreement, the covenants and agreements made herein by each Stockholder are made solely with respect to such Stockholder.  Each Stockholder is entering into this letter agreement solely in its capacity as a stockholder of the Company, and nothing herein shall limit or affect any actions taken by any officer or director of the Company (or a Subsidiary of the Company) solely in his or her capacity as a director or officer of the Company (or a Subsidiary of the Company), including participating in his or her capacity as a director of the Company in any discussions or negotiations in accordance with Section 5.2 or 5.3 of the Merger Agreement, to the extent and upon the terms and subject to the conditions set forth therein.  For the avoidance of doubt, the obligations of each Stockholder under this letter agreement are several and not joint with the obligations of any other Stockholder, and such Stockholder shall not be responsible in any way for the performance of any obligations, or the actions or omissions, of any other Stockholder.

(j)            Severability.  If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated by this letter agreement are fulfilled to the extent possible.

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Please execute this letter agreement in the space provided below to acknowledge your acceptance of and agreement to the provisions hereof.

Sincerely,

APOLLO MANAGEMENT V, L.P.

By:	AIF V Management, LLC,
its general partner

By:	/s/ Andrew Africk
Name: Andrew Africk
Title: Manager

COMMUNICATIONS INVESTORS LLC

By:	Apollo Management V, L.P.,
its manager

By:	AIF V Management, LLC,
its general partner

By:	/s/ Andrew Africk
Name: Andrew Africk
Title: Manager

PLASE HT, LLC

By:	Apollo Investment Fund V (PLASE), L.P.,
its management company

By:	Apollo Advisors V, L.P.,
its general partner

By:	Apollo Capital Management V, Inc.,
its general partner

By:	/s/ Andrew Africk
Name: Andrew Africk
Title: Vice President

Accepted and agreed to
as of the date first above written

VERIZON COMMUNICATIONS INC.

By:	/s/ John W. Diercksen
Name: John W. Diercksen
Title: Executive Vice President — Strategy, Development and Planning